Exhibit 99.11

MCDERMOTT TECHNOLOGY, B.V.

Offer to exchange any and all issued and outstanding shares of common stock of

CHICAGO BRIDGE & IRON COMPANY N.V.

for

2.47221 shares of common stock of McDermott International, Inc. (“McDermott”) or, if a 3-to-1 reverse stock split of the McDermott Common Stock (as defined herein) has occurred prior to the time at which McDermott Technology, B.V. accepts shares of CB&I Common Stock (as defined herein) in the Exchange Offer, 0.82407 shares of McDermott Common Stock by

MCDERMOTT TECHNOLOGY, B.V.

Pursuant to the Exchange Offer Prospectus dated [●], 2018

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., EASTERN TIME, ON MAY 10, 2018, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED (SUCH TIME AS IT MAY BE EXTENDED, THE “EXCHANGE OFFER EXPIRATION TIME”). SHARES OF CB&I COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OFFER EXPIRATION TIME.

As described in the exchange offer prospectus dated [●], 2018 (the “Exchange Offer Prospectus”), McDermott Technology, B.V., a company organized under the laws of the Netherlands (“McDermott Bidco”), is offering to exchange (the “Exchange Offer”) shares of common stock, par value $1.00 per share (“McDermott Common Stock”), of McDermott International, Inc., a Panamanian corporation (“McDermott”), for all issued and outstanding shares of common stock, par value EUR 0.01 per share (“CB&I Common Stock”), of Chicago Bridge & Iron Company N.V., a public company with limited liability incorporated under the laws of the Netherlands (“CB&I”), that are validly tendered prior to the Exchange Offer Expiration Time and not validly withdrawn, upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus and the related Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meanings given to them in the Exchange Offer Prospectus.

McDermott Bidco is offering to exchange each share of CB&I Common Stock that is validly tendered and not properly withdrawn pursuant to the Exchange Offer for the right to receive 2.47221 shares of McDermott Common Stock or, if the 3-to-1 reverse stock split of McDermott Common Stock has occurred prior to the time at which McDermott Bidco accepts all shares of CB&I Common Stock validly tendered and not properly withdrawn in the Exchange Offer, 0.82407 shares of McDermott Common Stock (as applicable, the “Exchange Offer Ratio”), together with cash in lieu of fractional shares, subject to the terms and conditions described in the Exchange Offer Prospectus. The Exchange Offer Ratio will not be adjusted to reflect changes in the trading prices of McDermott Common Stock or CB&I Common Stock prior to the date of the completion of the Exchange Offer. CB&I shareholders may call (877) 825-8971 for information regarding the Exchange Offer Ratio. See “The Exchange Offer” in the Exchange Offer Prospectus for a complete description of the terms.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of CB&I Common Stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Exchange Offer Prospectus, McDermott Bidco is not conducting the Exchange Offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

No broker, dealer, commercial bank, trust company, custodian, other similar institution or fiduciary shall be deemed to be the agent of McDermott or its financial advisors, McDermott Bidco, CB&I, the exchange agent or the information agent for purposes of the Exchange Offer.

Participants in the Chicago Bridge & Iron Savings Plan or the Lutech Resources 401(k) Savings Plan (the “CB&I Plans”) should follow the special instructions that are being sent to them by the plan trustee. Such participants should not use the Letter of Transmittal to direct the tender of shares of CB&I Common Stock held in the CB&I Plans. As described in the special instructions, such participants may direct the plan trustee to tender all, some or none of the shares of CB&I Common Stock allocable to their plan accounts, subject to any limitations set forth in any instructions provided by the plan trustee. To allow sufficient time for the tender of shares by the plan trustee, tendering holders will be required to provide the requisite instructions so that such instructions are received and processed by 3:00 p.m. Eastern time two business days prior to the date on which the Exchange Offer Expiration Time occurs, unless the Exchange Offer is extended. If the Exchange Offer is extended, and if administratively feasible, the deadline for receipt of such participant’s directions may also be extended.

THE EXCHANGE OFFER IS SUBJECT TO A NUMBER OF CONDITIONS DESCRIBED IN THE EXCHANGE OFFER PROSPECTUS UNDER “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER AS PART OF THE COMBINATION.” The conditions must be satisfied at or prior to the expiration of the Exchange Offer (or waived by CB&I and McDermott to the extent permissible under applicable law). If the conditions are not satisfied (or waived by CB&I and McDermott to the extent permissible under applicable law), the Exchange Offer will not be completed and tendered shares of CB&I Common Stock will be returned to the registered holders of such shares. Please see the Exchange Offer Prospectus for a description of these conditions, which you should read carefully and in its entirety.

For your information and for forwarding to your clients for whom you hold shares of CB&I Common Stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Exchange Offer Prospectus;

2.	the Solicitation/Recommendation Statement on Schedule 14D-9 of CB&I;

3.	a form of Letter of Transmittal for your use in accepting the Exchange Offer and tendering shares of CB&I Common Stock, including instructions therefor;

4.	the Internal Revenue Service Form W-9 for U.S. Taxpayers, enclosed with the Letter of Transmittal;

5.

a form of Letter to Clients, which may be sent to your clients for whose accounts you hold shares of CB&I Common Stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Exchange Offer; and

6.	a form of Notice of Withdrawal for use in withdrawing shares of CB&I Common Stock previously tendered in the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:01 A.M., EASTERN TIME, ON MAY 10, 2018, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. BECAUSE MCDERMOTT BIDCO IS NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES, A HOLDER MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF THE DEPOSITORY TRUST COMPANY AND THE EXCHANGE AGENT PRIOR TO THE EXCHANGE OFFER EXPIRATION TIME. TENDERS NOT COMPLETED PRIOR TO THE EXCHANGE OFFER EXPIRATION TIME WILL BE DISREGARDED AND OF NO EFFECT.

Shares of CB&I Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Exchange Offer Expiration Time. Once McDermott Bidco accepts shares of CB&I Common Stock tendered pursuant to this

Exchange Offer, the tender is irrevocable; provided, that, if McDermott Bidco has not yet accepted shares of CB&I Common Stock tendered for exchange, any CB&I shareholder may withdraw its tendered shares after the 60th day following commencement of the Exchange Offer pursuant to Section 14(d)(5) of the Exchange Act..

McDermott Bidco will not pay any fees or commission to any broker, dealer or other person (other than to the dealer managers, financial advisors, information agent or the exchange agent for soliciting tenders of shares of CB&I Common Stock pursuant to the terms of the Exchange Offer). McDermott Bidco will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies, custodians and similar institutions for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of CB&I Common Stock validly tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of (1) a Letter of Transmittal for shares of CB&I Common Stock, duly completed and properly executed (including any signature guarantees that may be required), or, in the case of shares held in “street name” and delivered by book-entry transfer through The Depository Trust Company (“DTC”), an Agent’s Message (as defined in the Letter of Transmittal), (2) a confirmation of book-entry transfer into the Exchange Agent’s account at DTC of the shares tendered by book-entry transfer (pursuant to the procedures set forth in “The Exchange Offer—Procedures for Tendering” in the Exchange Offer Prospectus); and (3) any other documents required by the Letter of Transmittal.

No alternative, conditional or contingent tenders will be accepted. All tendering shareholders, by executing the Letter of Transmittal or causing an Agent’s Message to be delivered, waive any right to receive any notice of the acceptance of their shares of CB&I Common Stock for exchange.

Additional copies of the enclosed materials may be obtained by contacting MacKenzie Partners, Inc., the Information Agent for the Exchange Offer (the “Information Agent”), at 1-800-322-2885 (toll-free for all shareholders in the United States) and 1-212-929-5500 (all others outside of the United States) or by email at exchangeoffer@mackenziepartners.com. You may also contact the Information Agent for assistance with any questions you may have about the Exchange Offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF MCDERMOTT OR ITS FINANCIAL ADVISORS, MCDERMOTT BIDCO, CB&I, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.